Press Release For immediate release
Invesco Ltd. Announces December 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, January 10, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $888.2 billion, a decrease of 4.1%. The decrease was driven by unfavorable market returns, net long-term outflows, and lower money market AUM, partially offset by reinvested distributions of $8.2 billion, non-management fee earning AUM inflows, and foreign exchange. FX increased AUM by $0.5 billion. Preliminary average total AUM for the quarter through December 31 were $924.4 billion, and preliminary average active AUM for the quarter through December 31 were $689.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2018(a)	$888.2	$385.2	$225.1	$50.4	$91.0(b)	$136.5
November 30, 2018	$926.0	$420.2	$223.5	$52.8	$91.6	$137.9
October 31, 2018	$926.1	$417.9	$226.0	$53.8	$88.8	$139.6
September 30, 2018	$980.9	$460.6	$234.3	$57.0	$86.3	$142.7
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2018(a)	$667.2	$234.7	$166.8	$50.4	$91.0(b)	$124.3
November 30, 2018	$690.0	$257.0	$162.8	$52.8	$91.6	$125.8
October 31, 2018	$688.7	$255.8	$163.7	$53.8	$88.8	$126.6
September 30, 2018	$727.0	$283.5	$170.4	$57.0	$86.3	$129.8
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2018(a)	$221.0	$150.5	$58.3	$—	$—(b)	$12.2
November 30, 2018	$236.0	$163.2	$60.7	$—	$—	$12.1
October 31, 2018	$237.4	$162.1	$62.3	$—	$—	$13.0
September 30, 2018	$253.9	$177.1	$63.9	$—	$—	$12.9

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $83.7 billion in institutional money market AUM.
(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
###